                                                   Filed Pursuant to Rule 424(c)
                                                           File Number 333-44743


                             PROSPECTUS SUPPLEMENT
                                      to
                        Prospectus Dated March 9, 1998
                               2,022,570 SHARES
                               [CONSILIUM LOGO]
                                 COMMON STOCK
                          ($0.01 PAR VALUE PER SHARE)

        This Prospectus Supplement supplements the Prospectus dated March 9, 1998 (the "Prospectus") of Consilium, Inc. (the "Company") relating to the public offering and sale by certain stockholders of the Company (the "Selling Stockholders"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein contained modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the meaning specified in the Prospectus.

        The first sentence under "RISK FACTORS--DEPENDENCE ON SINGLE PRODUCT LINE" on page 3 and the second sentence under "BUSINESS--PRODUCTS" on page 17 are hereby deleted and replaced in their entirety by the following sentence:

        Revenues from licenses of the Workstream DFS family of products historically have represented a substantial majority of the Company's product revenues (approximately 77%, 86% and 89% of the Company's total license revenue in fiscal 1995, 1996 and 1997, respectively).

        The table provided under "CAPITALIZATION" on page 14 is hereby deleted and replaced in its entirety by the following table:


                                                                October 31, 1997
                                                                ----------------
                                                                 (In thousands)
Stockholders' equity:
   Preferred stock, $.01 par value
           Authorized: 4,000,000 shares
           Issued and outstanding; 3,000 shares                   $     -
   Common stock, $.01 par value
           Authorized: 25,000,000 shares
           Issued and outstanding; 8,290,290 shares                    83
   Additional paid-in capital                                      29,261
   Accumulated deficit                                            (20,559)
   Cumulative Translation adjustment                                 (354)
                                                                  -------
                Total stockholders' equity                        $ 8,431
                                                                  =======

        The table provided under "QUARTERLY FINANCIAL INFORMATION" on page 45 is hereby deleted and replaced in its entirety by the following table:


                                                                        QUARTER ENDED
                                        --------------------------------------------------------------------------------
                                                    1996                                  1997                    1998
                                        ----------------------------   ---------------------------------------   -------
(In thousands, except per               Apr. 30    Jul.31    Oct. 31   Jan. 31    Apr. 30    Jul.31    Oct. 31   Jan.31
share amounts)                          -------    ------    -------   -------    -------    ------    -------   -------
Revenues                                $ 7,779    $10,715   $10,494   $ 8,574    $11,092    $10,909   $10,060   $ 8,273
Cost of revenues                          2,577      3,830     3,831     5,014      4,943      4,371     4,735     3,385
                                        -------    ------    -------   -------    -------    -------   -------   -------
Gross margin                              5,202      6,885     6,663     3,560      6,149      6,538     5,325     4,888
Operating expenses                        7,434      7,262     7,207     7,465      7,184      7,504     7,744     5,966
Income (loss) before income
   taxes                                 (2,152)      (326)     (477)   (3,880)    (1,068)    (1,034)   (2,481)   (1,138)
Provision for income taxes                  124        207       395        62         53        147        39        83
Net income (loss)                        (2,276)      (533)     (872)   (3,942)    (1,121)    (1,181)   (2,520)   (1,221)
Net income (loss)
   attributable to common                (2,276)      (533)     (872)   (3,942)    (1,121)    (1,181)   (2,825)   (1,587)
   stock
Net income (loss) per
   common share                        $  (0.29)   $ (0.07)  $ (0.11)  $ (0.50)   $ (0.14)   $ (0.15)  $ (0.34)  $ (0.19)
Shares used in per share
   calculation                            7,773      7,838     7,895     7,928      7,963      8,018     8,254     8,374

        The date of this Prospectus Supplement is April 7, 1998.


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